Exhibit 5.1
BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, DC
7 Times Square
New York, NY 10036
T: (212) 297-5800 F: (212) 916-2940
www.@daypitney.com
October 27, 2009
Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, New York 10707
     We have acted as counsel to Hudson Valley Holding Corp., a New York corporation (the “Company”), in connection with the offering of up to 3,600,000 shares of common stock, par value $0.20 per share (the “Shares”), by the Company.
     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.
     Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company and paid for pursuant to the Underwriting Agreement, dated as of October 26, 2009, by and among the Company and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC and Raymond James & Associates, Inc., as representatives of the underwriters named therein, such Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and the law of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP